Citigroup Global Markets Holdings Inc.	April 1, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH31383 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Equity Linked Securities Linked to the Shares of Common Stock of Western Digital Corporation Due October 5, 2028

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. The securities offer a periodic coupon at the rate specified below and a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the shares of common stock of Western Digital Corporation (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer a quarterly coupon payment. The securities also offer modified exposure to the performance of the underlying shares, with the opportunity for an additional positive return at maturity if, and only if, the final share price on the valuation date exceeds the threshold price specified below. If the final share price is less than or equal to the threshold price but greater than or equal to the initial share price specified below, you will be repaid the stated principal amount of your securities at maturity (in addition to the final coupon payment). If the final share price is less than the initial share price, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity (excluding the final coupon payment). The threshold price is significantly greater than the initial share price. As a result, you will receive a positive return at maturity (in addition to the periodic coupon payments) only if the underlying shares appreciate significantly from the initial share price. Investors must be willing to accept full downside exposure to the underlying shares at maturity if the final share price is less than the initial share price. If the final share price is less than the initial share price, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price. You may lose up to all of the stated principal amount of your securities at maturity.

▪	To obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of common stock of Western Digital Corporation (the “underlying share issuer”)
Aggregate stated principal amount:	$30,000,000
Stated principal amount:	$1,000 per security
Pricing date:	April 1, 2026
Issue date:	April 6, 2026
Valuation date:	October 2, 2028, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	October 5, 2028
Coupon:	On each coupon payment date, the securities will pay a coupon at a rate of 4.70% per annum
Coupon payment dates:	The 5th day of each January, April, July and October, commencing in July 2026 and ending on the maturity date
Payment at maturity:

For each security you hold at maturity, you will be entitled to the final coupon payment plus:

▪ If the final share price is greater than the threshold price:

$1,000 × (final share price / threshold price)

▪ If the final share price is less than or equal to the threshold price, but greater than or equal to the initial share price:

$1,000

▪ If the final share price is less than the initial share price:

$1,000 + ($1,000 × underlying return)

If the underlying shares depreciate from the initial share price to the final share price, your payment at maturity will be less, and possibly significantly less, than the stated principal amount of your securities (excluding the final coupon payment). You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your stated principal amount.

Initial share price:	$299.5781, which is a price of one underlying share determined on the pricing date in the sole discretion of the calculation agent. The initial share price is not the closing price of the underlying shares on the pricing date. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial share price, that might affect the value of your securities.
Final share price:	The closing price of the underlying shares on the valuation date multiplied by the share adjustment factor as in effect on the valuation date, except as otherwise provided under “Additional Terms of the Securities—Dilution and Reorganization Adjustments” in this pricing supplement. The “share adjustment factor” is initially 1 and is subject to adjustment upon the occurrence of certain events, including in connection with any ordinary dividend that is greater than or less than its corresponding base dividend, as described under “Additional Terms of the Securities—Dilution and Reorganization Adjustments” in this pricing supplement.
Threshold price:	$359.4937, which is 120.00% of the initial share price
Underlying return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Base dividend:	$0.125 per underlying share. See “Additional Terms of the Securities—Dilution and Reorganization Adjustments—Changes in Ordinary Dividends” in this pricing supplement.
Listing:	The securities will not be listed on any securities exchange
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17332VNF7 / US17332VNF75
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	—	$1,000.00
Total:	$30,000,000.00	—	$30,000,000.00

(1) On the date of this pricing supplement, the estimated value of the securities is $981.10 per security, which is less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-12 dated February 25, 2026	Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented and modified by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the section “Description of the Securities” and not in this pricing supplement, except to the extent set forth in “Additional Terms of the Securities” in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

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Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price. The diagram does not include the final coupon payment.

Investors in the securities will not receive any dividends that may be paid on the underlying shares. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying shares” below.

Equity-Linked Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

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Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final share prices indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final share price. The examples do not include the final coupon payment.

The examples below are based on the following hypothetical prices and do not reflect the actual initial share price or threshold price. For the actual initial share price and threshold price, see the cover page of this pricing supplement. We have used these hypothetical prices, rather than the actual prices, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial share price and threshold price, and not the hypothetical prices indicated below. For ease of analysis, figures below have been rounded.

Hypothetical initial share price:	$100.00
Hypothetical threshold price:	$120.00 (120.00% of the hypothetical initial share price)

Example 1—Upside Scenario. The final share price is $144.00, which is greater than the threshold price.

Payment at maturity per security = $1,000 × (final share price / threshold price)

= $1,000 × ($144.00 / $120.00)

= $1,000 × 120.00%

= $1,200.00

In this scenario, the final share price is greater than the threshold price, and as a result the payment at maturity (excluding the final coupon payment) would be 20% greater than the stated principal amount.

Example 2—Par Scenario. The final share price is $110.00, which is greater than the initial share price but less than the threshold price.

Payment at maturity per security = $1,000.00

In this scenario, the underlying shares have appreciated over the term of the securities so that the final share price is greater than the initial share price.  However, because the final share price does not exceed the threshold price, you would receive only the stated principal amount of the securities at maturity (plus the final coupon payment).

Example 3—Downside Scenario A. The final share price is $50.00, which is less than the initial share price.

Payment at maturity per security = $1,000 + ($1,000 × underlying return)

= $1,000 + ($1,000 × -50.00%)

= $1,000 + -$500.00

= $500.00

In this scenario, the underlying shares have depreciated over the term of the securities and the final share price is less than the initial share price. As a result, while you would receive the final coupon payment, you would lose 1% of the stated principal amount of your securities at maturity for every 1% of that depreciation of the underlying shares.

Example 4—Downside Scenario B. The final share price is $0.00, which is less than the initial share price.

Payment at maturity per security = $1,000 + ($1,000 × underlying return)

= $1,000 + ($1,000 × -100.00%)

= $1,000 + -$1,000.00

= $0.00

In this scenario, the underlying shares are worthless and you would lose your entire principal amount at maturity (excluding the final coupon payment).

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Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the final share price. If the underlying shares depreciate from the initial share price to the final share price, you will lose 1% of the stated principal amount of your securities for every 1% of that depreciation. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your stated principal amount.

▪	Even if the underlying shares appreciate, your return on the securities may be limited to the sum of the coupon payments. Even if the underlying shares appreciate such that you are repaid the stated principal amount of your securities at maturity, you will receive a positive return on your investment in the securities in excess of the sum of the coupon payments only if the final share price exceeds the threshold price. If the final share price is greater than or equal to the initial share price but less than or equal to the threshold price, you will receive at maturity only the stated principal amount for each security you hold (plus the final coupon payment). The threshold price is significantly greater than the initial share price. As a result, you will not receive more than the stated principal amount at maturity unless the underlying shares appreciate significantly from the initial share price.

▪	The initial share price is determined at the discretion of CGMI, as the calculation agent. The initial share price is determined by the calculation agent on the pricing date in its sole discretion. The initial share price may be higher or lower than might be available to you on other instruments on the pricing date, and the discretion exercised by the calculation agent in determining the initial share price could have an impact (positive or negative) on the value of, and your return on, the securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of the securities, including the determination of the initial share price

▪	An investment in the securities will significantly underperform a direct investment in the underlying shares if the underlying shares appreciate over the term of the securities. If the underlying shares appreciate over the term of the securities, you will participate in that appreciation as an investor in the securities only if, and then only to the extent that, the final share price exceeds the threshold price. If the final share price is greater than the initial share price but less than the threshold price, you will receive only the stated principal amount at maturity (in addition to the final coupon payment), even though the underlying shares have appreciated, perhaps even significantly, from the initial share price. Moreover, for purposes of determining your return on the securities in the event that the final share price exceeds the threshold price, the appreciation of the underlying shares beyond the threshold price will be measured as a percentage of the threshold price, which will result in a lower return on the securities than you would receive if it were measured as a percentage of the initial share price. For these reasons, an investment in the securities will significantly underperform a direct investment in the underlying shares if the underlying shares appreciate over the term of the securities. This is an important trade-off that investors in the securities must be willing to make in exchange for the coupon payments.

▪	You will not receive dividends or have any other rights with respect to the underlying shares. You will not receive any dividends with respect to the underlying shares. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying shares. If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the value of the underlying shares.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an

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Citigroup Global Markets Holdings Inc.

average of the closing prices of the underlying shares throughout the term of the securities, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any fees and selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were

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Citigroup Global Markets Holdings Inc.

used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in this pricing supplement. In general, an adjustment will not be made under the terms of the securities for any extraordinary cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the value of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Additional Terms of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in this pricing supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to an underlying share issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity and such shares are marketable securities, the final share price will be based on the value of such other shares. Additionally, if the underlying shares are delisted (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, the calculation agent may select a successor underlying share issuer. See “Additional

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Terms of the Securities” in this pricing supplement and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	If the underlying shares are delisted, we may call the securities prior to maturity. If the underlying shares are delisted from their exchange (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, we will have the right to call the securities prior to the maturity date. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the total amount you would have received under the securities had you continued to hold the securities to maturity.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented and modified by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.

Delisting of Company Shares

The second paragraph in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement shall be deemed replaced by the following:

If we exercise this call right, we will redeem each security for an amount in cash equal to the amount to be received on the maturity date, calculated as though the last valid trading day (as defined below) were the valuation date. For purposes of the immediately preceding sentence, your final coupon payment will reflect the portion of the coupon that has accrued from and including the immediately preceding coupon payment date (or the issue date, if there is no such coupon payment date) to but excluding the date of redemption.

In addition, the third-to-last paragraph in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement shall be deemed replaced by the following:

Upon the selection of any successor company by the calculation agent, on and after the change date, references in this product supplement or the applicable pricing supplement to the underlying company will no longer be deemed to refer to the original underlying company and will be deemed instead to refer to the applicable successor company for all purposes, and references in this product supplement or the applicable pricing supplement to the underlying shares with respect to such underlying company shall be deemed to refer to the underlying shares of such successor company (and if such successor company has more than one class of shares (including ADSs) traded on a U.S. national securities exchange, the class that the calculation agent determines is most similar to the underlying shares of the original underlying company). Upon the selection of any successor company by the calculation agent, on and after the change date, the share adjustment factor will be adjusted by the calculation agent in good faith, taking into account, among other things, the closing price of the original underlying shares on the last valid trading day.

Dilution and Reorganization Adjustments

The share adjustment factor and the determination of the final share price will be subject to adjustment from time to time if certain events occur that affect the underlying shares.  Any of these adjustments could have an impact on the payment you receive at maturity.  CGMI, as calculation agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.  An adjustment will be made for events with an adjustment date (as defined below) from but excluding the pricing date to and including the valuation date.  This section supersedes and replaces the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the underlying shares during the term of the securities.  See “Summary Risk Factors—The securities will not be adjusted for all events that could affect the price of the underlying shares.”  If more than one event described below occurs with respect to the underlying shares, the calculation agent will generally give effect to successive adjustments in the order in which their adjustment dates occur, but the calculation agent will have the discretion to modify the adjustments described below in any way that it deems appropriate in order to achieve an equitable result.

The calculation agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the underlying shares or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the underlying share issuer:

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(1)	declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of underlying shares with respect to the underlying shares (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“excluded share dividends”)),

(2)	subdivides or splits the outstanding underlying shares into a greater number of shares or

(3)	combines the outstanding underlying shares into a smaller number of shares,

then, in each of these cases, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date.

Spin-offs and Certain Other Non-Cash Distributions

If the underlying share issuer (i) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of marketable securities), evidences of its indebtedness or other non-cash assets or (ii) issues to all holders of underlying shares, or declares a record date in respect of an issuance to all holders of underlying shares of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, excluded share dividends, any rights or warrants referred to above, excluded rights and any reclassification referred to below, then, in each of these cases, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (a) the numerator of which will be the then-current market price of one underlying share and (b) the denominator of which will be the then-current market price of one underlying share less the fair market value as of open of business on the adjustment date of the portion of the capital stock, evidences of indebtedness, assets, rights or warrants so distributed or issued applicable to one underlying share.  If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of underlying shares consists, in whole or in part, of marketable securities (other than marketable securities of a subsidiary of the underlying share issuer), then the fair market value of such marketable securities will be determined by the calculation agent by reference to the closing price of such capital stock.  The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then we may, at our option, elect to have the adjustment to the share adjustment factor provided by such paragraph not be made and, in lieu of this adjustment, the final share price will be deemed to be equal to the sum of (i) the closing price of the underlying shares multiplied by the share adjustment factor, each as of the valuation date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the adjustment date, by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final) so distributed or issued applicable to one underlying share multiplied by the share adjustment factor on the applicable adjustment date.

If the underlying share issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of the capital stock of one or more of its subsidiaries in the form of marketable securities, then the final share price will be deemed to be equal to the sum of (i) the closing price of the underlying shares multiplied by the share adjustment factor, each as of the valuation date and (ii) the closing price of such shares of subsidiary capital stock on the valuation date multiplied by the number of shares of such subsidiary capital stock distributed per underlying share multiplied by the share adjustment factor on the applicable adjustment date.  In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

“Excluded rights” means (i) rights to purchase underlying shares pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with the underlying shares and may be redeemed by the underlying share issuer.

The “then-current market price” of the underlying shares, for the purpose of applying any dilution adjustment, means the closing price of the underlying shares on the scheduled trading day immediately preceding the related adjustment date.

Changes in Ordinary Dividends

If the underlying share issuer declares a record date in respect of, or pays or makes, an ordinary dividend per underlying share that is greater or less than the corresponding base dividend, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of the underlying shares and (ii) the denominator of which will

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be the then-current market price of the underlying shares minus the dividend differential.  The share adjustment factor will be increased if an actual ordinary dividend is greater than the corresponding base dividend and reduced if an actual ordinary dividend is less than the corresponding base dividend. If the underlying share issuer declares that it will pay no dividend in any quarter (or such other time period reflecting the frequency at which it pays ordinary dividends), other than in connection with a payment period adjustment, an adjustment will be made in accordance with this paragraph on the date that the calculation agent determines corresponds to the ex-date in the most recent period for which an ordinary dividend was paid.

The “base dividend” means, with respect to each expected ex-date specified below, the corresponding dividend per share set forth below:

Expected Ex-Date	Base Dividend Per Underlying Share
June 30, 2026	$0.125
September 30, 2026	$0.125
December 31, 2026	$0.125
April 2, 2027	$0.125
June 30, 2027	$0.125
September 29, 2027	$0.125
December 30, 2027	$0.125
March 31, 2028	$0.125
June 29, 2028	$0.125
September 27, 2028	$0.125

For purposes of calculating the dilution adjustment for any ex-date, if an adjustment date for an adjustment to the share adjustment factor resulting from an event described under “—Stock Dividends, Stock Splits and Reverse Stock Splits” above has occurred on or prior to such ex-date, the base dividend will be divided by the same dilution adjustment by which the share adjustment factor was multiplied in connection with such adjustment. If any other event described in this section “Dilution and Reorganization Adjustments” occurs, or if the underlying share issuer effects a change in the periodicity of its ordinary dividend payments (a “payment period adjustment”), the calculation agent will have the discretion to make any adjustment to the calculation of the dilution adjustment that it deems appropriate (which may include making no adjustment) in order to achieve an equitable result.

The “dividend differential” for any ordinary dividend is equal to the actual dividend per share minus the base dividend.  For the avoidance of doubt, the dividend differential will be a negative number if the actual dividend per share is less than the base dividend.

Whether a dividend is an ordinary dividend will be determined by the calculation agent in its sole discretion.  For the avoidance of doubt, in no event will an ordinary dividend result in an adjustment pursuant to “—Certain Extraordinary Cash Dividends” below.

Certain Extraordinary Cash Dividends

If the underlying share issuer declares a record date in respect of, or pays or makes, a distribution of cash, by dividend or otherwise, to all holders of underlying shares, other than (i) any permitted dividends described below, (ii) any cash distributed in consideration of fractional underlying shares and (iii) any cash distributed in a reorganization event referred to below, then in each case the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (a) the numerator of which will be the then-current market price of the underlying shares, and (b) the denominator of which will be the then-current market price of the underlying shares less the amount of the distribution applicable to one underlying share which would not be a permitted dividend (such amount, the “extraordinary portion”). In the case of an issuer that is organized outside the United States, in order to determine the extraordinary portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “permitted dividend” is (i) any distribution of cash, by dividend or otherwise, to all holders of underlying shares other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the underlying share issuer with respect to which an adjustment to the share adjustment factor under this “—Dilution and Reorganization Adjustments” section has not previously been made, per underlying share exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per underlying share and (b) 10% of the closing price of the underlying shares on the date of declaration of such distribution, and (ii) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of underlying shares have the option to receive either a number of underlying shares or a fixed amount of cash. If the underlying share issuer pays a dividend on an annual or semi-annual basis rather than a quarterly basis, the calculation agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that

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paragraph is less than $1.00 or is a negative number, then we may, at our option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the final share price will be deemed to be equal to the sum of (i) the closing price of the underlying shares multiplied by the share adjustment factor, each as of the valuation date and (ii) the amount of cash so distributed applicable to one underlying share multiplied by the share adjustment factor on the applicable adjustment date.

Reorganization Events

In the event of any of the following “reorganization events” with respect to the underlying share issuer:

•	the underlying share issuer reclassifies the underlying shares, including, without limitation, in connection with the issuance of tracking stock,

•	any consolidation or merger of the underlying share issuer, or any surviving entity or subsequent surviving entity of the underlying share issuer, with or into another entity, other than a merger or consolidation in which the underlying share issuer is the continuing company and in which the underlying shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the underlying share issuer or another issuer,

•	any sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of the underlying shares with securities of another issuer, other than in connection with a merger or acquisition,

•	another entity completes a tender or exchange offer for all the outstanding underlying shares or

•	any liquidation, dissolution or winding up of the underlying share issuer or any successor of the underlying share issuer,

the final share price will be deemed to be equal to the transaction value on the valuation date.  The calculation agent will determine in its sole discretion whether a transaction constitutes a reorganization event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor “as an entirety or substantially as an entirety.”  The calculation agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the securities.

The “transaction value” will equal the sum of (1), (2) and (3) below:

(1)	for any cash received in a reorganization event, the amount of cash received per underlying share multiplied by the share adjustment factor on the adjustment date for the reorganization event,

(2)	for any property other than cash or marketable securities received in a reorganization event, an amount equal to the fair market value on the effective date of the reorganization event of that property received per underlying share, as determined by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final, multiplied by the share adjustment factor on the adjustment date for the reorganization event and

(3)	for any marketable securities received in a reorganization event, an amount equal to the closing price per unit of these marketable securities on the valuation date multiplied by the number of these marketable securities received per underlying share multiplied by the share adjustment factor on the adjustment date for the reorganization event, plus, in each case, if underlying shares continue to be outstanding following the reorganization event, the closing price of the underlying shares multiplied by the share adjustment factor, each as of the valuation date.

“Marketable securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange.  The number of shares of any equity securities constituting marketable securities included in the calculation of transaction value pursuant to clause (3) above will be adjusted if any event occurs with respect to the marketable securities or the issuer of the marketable securities between the time of the reorganization event and the maturity date that would have required an adjustment as described above, had it occurred with respect to the underlying shares or the underlying share issuer.  Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the calculation agent.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “adjustment date”):

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• in the case of any dividend, distribution or issuance, on the applicable ex-date,

• in the case of any subdivision, split, combination or reclassification, on the effective date thereof and

• in the case of any reorganization event, on the effective date of the reorganization event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th.  No adjustment in the share adjustment factor will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the underlying share issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the maturity date, then, upon the cancellation, failure of approval or failure to occur, the share adjustment factor will be further adjusted to the share adjustment factor that would then have been in effect had adjustment for the event not been made, and any other related adjustment provided for above in connection with that dividend, distribution or issuance will not be made.  All adjustments to the share adjustment factor shall be cumulative, such that if more than one adjustment is required to the share adjustment factor, each subsequent adjustment will be made to the share adjustment factor as previously adjusted.

The “ex-date” relating to any dividend, distribution or issuance is the first date on which underlying shares trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the underlying share issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

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Information About Western Digital Corporation

Western Digital Corporation is a developer, manufacturer and provider of data storage devices and solutions based on hard disk drive technology. The underlying shares of Western Digital Corporation are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Western Digital Corporation pursuant to the Exchange Act can be located by reference to the SEC file number 001-08703 through the SEC’s website at http://www.sec.gov. In addition, information regarding Western Digital Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Western Digital Corporation trade on the Nasdaq Global Select Market under the ticker symbol “WDC.”

We have derived all information regarding Western Digital Corporation from publicly available information and have not independently verified any information regarding Western Digital Corporation. This pricing supplement relates only to the securities and not to Western Digital Corporation. We make no representation as to the performance of Western Digital Corporation over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Western Digital Corporation is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing price of the underlying shares on April 1, 2026 was $297.73.

The graph below shows the closing price of the underlying shares for each day such price was available from January 4, 2016 to April 1, 2026. We obtained the closing prices from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical closing prices as an indication of future performance.

Shares of Common Stock of Western Digital Corporation – Historical Closing Prices January 4, 2016 to April 1, 2026

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

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You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will not receive any underwriting fee for any securities sold in this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

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Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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